NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS YEAR ENDED DECEMBER 31, 2025 RESULTS
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AUSTIN, TX, March 27, 2026 - Stratus Properties Inc. (NASDAQ: STRS), a residential and retail focused real estate company with operations in the Austin, Texas area and other select markets in Texas, today reported year ended December 31, 2025 results.
Highlights and Recent Developments:
•In March 2026, Stratus’ Board of Directors (Board) concluded its strategic alternatives review and unanimously approved a plan of complete liquidation and dissolution of Stratus (Plan of Liquidation). In connection with the Plan of Liquidation, Stratus announced an estimated range of potential liquidating distributions of $29.73 to $37.69 per share. The Plan of Liquidation is subject to approval from Stratus’ stockholders.
•In January 2026, a Stratus subsidiary completed the sale of Kingwood Place, a H-E-B anchored, mixed-use development project in Kingwood, Texas, for $60.8 million. Stratus received $16.2 million from its subsidiary in connection with the sale after selling costs, repayment of the project loan, establishing a reserve for remaining costs of the partnership and distributions to noncontrolling interest holders, and will record a pre-tax gain, net of noncontrolling interests, of approximately $13.4 million in first-quarter 2026.
•In December 2025, a Stratus subsidiary completed the sale of Lantana Place – Retail, part of Stratus’ partially developed, mixed-use Lantana Place project within the Lantana community, located south of Barton Creek in Austin, Texas, for $57.5 million, generating pre-tax net cash proceeds of $26.9 million after selling costs and repayment of the project loan and recorded a pre-tax gain of approximately $27.5 million.
•In March 2026, Stratus received an offer for the retail component, including undeveloped commercial acreage, of Jones Crossing of $46.5 million and is negotiating a sales contract. Stratus also entered into contracts to sell the New Caney land for approximately $12.7 million and one completed Amarra Villas home for $3.6 million, which sales are subject to satisfaction of closing conditions.
•Net income attributable to common stockholders totaled $12.0 million, or $1.47 per diluted share, in the year ended December 31, 2025, compared to net income attributable to common stockholders of $2.0 million, or $0.24 per diluted share, in the year ended December 31, 2024.
•Revenues for 2025 totaled $29.9 million compared to revenues of $54.2 million for 2024. The decrease was primarily a result of sales in 2024 of five Amarra Villas homes for a total of $18.9 million, 47 acres of undeveloped land at Magnolia Place for $14.5 million and one Amarra Drive Phase III lot for $1.4 million, compared with the sales in 2025 of three Amarra Villas for $10.5 million.
•Stratus had $74.3 million of cash and cash equivalents at December 31, 2025 and no amounts drawn on its revolving credit facility. As of December 31, 2025, Stratus had $17.1 million available under the revolving credit facility.
•Through March 20, 2026, Stratus has acquired 235,421 shares of its common stock for a total cost of $5.2 million at an average price of $22.14 per share, and $19.8 million remains available for repurchases under its $25.0 million share repurchase program.
•Net income totaled $2.8 million in the year ended December 31, 2025, compared to net loss of $(1.9) million in the year ended December 31, 2024. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $16.6 million in 2025, compared to $4.1 million in 2024. For a reconciliation of net income

(loss) to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measures – EBITDA,” below.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “Following the Board’s determination that a plan of liquidation and dissolution is the best path to optimize and return value of our portfolio to stockholders, we are focused on executing the Plan of Liquidation efficiently and prudently. Throughout 2025 and into early 2026, our team delivered meaningful achievements highlighted by the successful sales of West Killeen Market, Lantana Place – Retail and Kingwood Place, which together generated approximately $50.9 million in pre‑tax net cash proceeds to Stratus, including after repaying debt totaling $68.0 million. These transactions, combined with distributions from our Holden Hills Phase 2 partnership and loan refinancings on improved terms, significantly strengthened our liquidity and cash position, resulting in $74.3 million of consolidated cash at year end and no amounts drawn on our revolving credit facility. We also advanced several development initiatives, including continued progress at Holden Hills Phases 1 and 2, completed construction and commenced lease-up of The Saint George, and sold three Amarra Villas homes for $10.5 million. We believe Stratus is well‑positioned to maximize the value of our remaining portfolio and return cash to our stockholders in a tax-efficient manner.”

Summary Financial Results

	Year Ended December 31,
	2025	2024
	(In Thousands, Except Per Share Amounts)
Revenues
Real estate operations	$10,598	$34,887
Leasing operations	19,316	19,296
Total consolidated revenue	$29,914	$54,183

Operating income (loss)
Real estate operations [a]	$(10,722)	$4,727
Leasing operations [b]	36,298	8,070
General and administrative expenses [c]	(14,786)	(14,952)
Total consolidated operating income (loss)	$10,790	$(2,155)

Net income (loss)	$2,804	$(1,908)
Net loss attributable to noncontrolling interests in subsidiaries [d]	$9,178	$3,864
Net income attributable to common stockholders	$11,982	$1,956

Basic net income per share attributable to common stockholders	$1.49	$0.24

Diluted net income per share attributable to common stockholders	$1.47	$0.24

EBITDA	$16,570	$4,097

Capital expenditures and purchases and development of real estate properties	$32,956	$58,661
Municipal utility district (MUD) reimbursements applied to real estate under development [e]	$409	$—

Weighted-average shares of common stock outstanding:
Basic	8,035	8,059
Diluted	8,147	8,189
a.Includes sales commissions and other revenues together with related expenses. The year ended December 31, 2025 includes a charge of approximately $2.8 million representing previously capitalized architectural, engineering and consulting fees incurred in connection with planning and evaluating a potential project that was terminated in third-quarter 2025. It also includes a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by us for a share of historical costs incurred to develop the land. The year ended December 31, 2024 includes a charge of $721 thousand to write off previously capitalized costs related to a change in development plans for one property.
b.The year ended December 31, 2025 includes an approximately $27.5 million pre-tax gain on the sale of Lantana Place – Retail, an approximately $5.0 million pre-tax gain on the sale of the West Killeen Market retail project and a portion of a previously deferred gain of $0.2 million related to The Oaks at Lakeway. The year ended December 31, 2024 includes a pre-tax gain on the sale of Magnolia Place – Retail of approximately $1.6 million.
c.Includes employee compensation and other costs.
d.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.
e.The year ended December 31, 2025 includes receipt of $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.

Results of Operations
The decrease in revenue from the Real Estate Operations segment in 2025, compared to 2024, primarily reflects the sales in 2024 of five Amarra Villas homes for a total of $18.9 million, 47 acres of undeveloped land at Magnolia Place for $14.5 million and one Amarra Drive Phase III lot for $1.4 million, compared to the sales in 2025 of three Amarra Villas homes for a total of $10.5 million.

Revenue from the Leasing Operations segment in 2025 remained consistent with 2024. While there was an increase in revenue from The Saint June, which was in lease-up during 2024, and The Saint George, which began leasing in second-quarter 2025, this was substantially offset by a decrease in revenue as a result of the sales of West Killeen Market and Lantana Place – Retail during 2025.

Debt and Liquidity
At December 31, 2025, consolidated debt totaled $143.0 million and consolidated cash and cash equivalents totaled $74.3 million, compared with consolidated debt of $162.4 million and consolidated cash and cash equivalents of $20.2 million at December 31, 2024. During 2025, our cash and cash equivalents increased substantially, primarily due to the receipt of a $47.8 million distribution from the formation of the Holden Hills Phase 2 partnership in second-quarter 2025 and the $26.9 million net cash proceeds received from the sale of Lantana Place – Retail in fourth-quarter 2025.

As of December 31, 2025, the maximum amount that could be borrowed under Stratus’ revolving credit facility was $27.1 million, resulting in availability of $17.1 million, net of $10.0 million outstanding letters of credit, and no amount was borrowed.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $33.0 million for 2025, primarily related to the development of Holden Hills Phase 1 and The Saint George, compared with $58.7 million for 2024, primarily related to the development of Holden Hills Phase 1, Amarra Villas, The Saint George and to a lesser extent for tenant improvements at Lantana Place – Retail.

Plan of Liquidation
On March 24, 2026, Stratus’ Board unanimously approved the Plan of Liquidation following conclusion of the strategic review announced on March 11, 2026. The Plan of Liquidation provides that Stratus will be dissolved and will conduct an orderly sale of all or substantially all of its assets and distribute the net proceeds to Stratus’ stockholders, subject to payment of or reasonable provision for Stratus’ liabilities and obligations. In connection with the Plan of Liquidation, Stratus announced an estimated range of potential liquidating distributions of $29.73 to $37.69 per share. The Plan of Liquidation is subject to stockholder approval, and Stratus anticipates that the Plan of Liquidation will be submitted for stockholder approval at a future meeting of stockholders. Additional information regarding the Plan of Liquidation will be made available in a proxy statement (Proxy Statement) to be filed with the U.S. Securities and Exchange Commission (SEC).

Net Asset Value
Stratus’ total stockholders’ equity was $204.5 million at December 31, 2025, compared with $194.7 million at December 31, 2024. Stratus’ after-tax Net Asset Value (NAV) was $310.7 million, or $38.51 per share, as of December 31, 2025, compared with $330.5 million, or $40.38 per share, as of December 31, 2024. The decline in the after-tax NAV primarily reflects ongoing general and administrative expenses and carrying costs together with largely unchanged appraised property values, except for a change in valuation for the retail component of Jones Crossing following the strategic decision to sell the property rather than pursue additional development.

Stratus’ after-tax NAV is a point-in-time estimate of the net value of Stratus’ assets and liabilities as of December 31, 2025. It is not intended to be a representation or guarantee of the amount that stockholders would receive in liquidation. The estimated range of potential liquidating distributions announced in connection with the Plan of Liquidation reflects additional assumptions and estimates, including, among other things, transaction costs, the costs of continuing to operate Stratus and its properties during the asset sale and winding-down process, general and administrative expenses, the establishment of appropriate reserves, and the time required to complete asset sales and wind down Stratus’ affairs. As a result, the estimated range of potential liquidating distributions differs from Stratus’ after-tax NAV as of December 31, 2025.

See “Cautionary Statement,” and the supplemental schedule, “After-Tax Net Asset Value.” Additional after-tax NAV information is available on Stratus’ website at stratusproperties.com/investors/.

Share Repurchase Program
Through March 20, 2026, Stratus has acquired 235,421 shares of its common stock for a total cost of $5.2 million at an average price of $22.14 per share, and $19.8 million remains available for repurchases under Stratus’ $25.0 million share repurchase program. The repurchase program authorizes Stratus, in management’s and the Capital Committee of the Board’s discretion, to repurchase shares from time to time, subject to market conditions and other factors.

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to its developed properties, Stratus has a development portfolio that consists of approximately 1,500 acres of commercial and residential projects under development or undeveloped land held for future use. Stratus’ commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. Stratus generates revenues and cash flows from the sale of its developed and undeveloped properties, the lease of its retail, mixed-use and multi-family properties and development and asset management fees received from its properties.
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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance and business strategy. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the Plan of Liquidation, including the availability, timing and amount of potential future distributions to stockholders, the timing of asset sales and whether and when the sales of the retail component of Jones Crossing, the New Caney land and an Amarra Villas home will be completed, and Stratus’ estimated pre-tax proceeds from these sales, inflation, interest rates, tariffs and trade policies, supply chain constraints, Stratus’ ability to pay or refinance its debt obligations as they become due, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, projected future operating loans, advances or capital contributions to Stratus’ joint ventures, potential costs for which The Saint George Apartments, L.P. may be responsible for the remediation and repair of damage caused by the water leak at The Saint George, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, including projected costs and estimated times to complete construction, plans to sell, recapitalize or refinance properties and estimated timing for closing properties under contract, future operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation and the letter from the City of Austin challenging the removal of Stratus’ property from the ETJ, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Fifth Third Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Fifth Third Bank’s prior written consent, which Stratus obtained in connection with its current $25.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock outside of the approved share repurchase program is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Fifth Third Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the risks associated with the Plan of Liquidation, including the availability, timing and amount of the distributions to stockholders in connection with the Plan of Liquidation, including changes in the amount and timing of the total liquidating distributions, including as a result of unexpected levels of transaction costs, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations, the amounts that will need to be set aside by Stratus, the adequacy of such reserves to satisfy Stratus’ obligations, risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the Plan of Liquidation, Stratus’ ability to favorably resolve potential tax claims, any litigation matters, including any litigation relating to the Plan of Liquidation and related matters, and other unresolved contingent liabilities, Stratus’ ability to successfully execute the Plan of Liquidation, including the ability to market and sell all or substantially all of Stratus’ assets, the amount of proceeds that might be realized from the sale or other disposition of Stratus’ assets, the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations, the incurrence of expenses and the diversion of management’s time in connection with the Plan of Liquidation, Stratus’ ability to retain and hire key personnel, consultants and other resources and maintain relationships with partners, suppliers, employees, stockholders and
v

others as it carries out the Plan of Liquidation and on Stratus’ operating results and business generally, the possibility of converting to a liquidating trust or other liquidating entity, the possibility that Stratus’ stockholders will not approve the Plan of Liquidation, the ability of the Board to abandon, modify or delay implementation of the Plan of Liquidation, even after stockholder approval, potential adverse effects on Stratus’ stock price from the announcement, suspension or consummation of the Plan of Liquidation, the occurrence of any event, change or other circumstances, including market, regulatory and other factors, that could give rise to the termination of the Plan of Liquidation, whether Stratus and the purchasers will satisfy their respective obligations and conditions to closing under the agreements or offers, as applicable, for the retail component of Jones Crossing, the New Caney land and an Amarra Villas home in the anticipated timeframe or at all, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms the Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, inflation and elevated interest rates, the effect of changes in tariffs and trade policies, supply chain constraints, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, availability of bank credit, defaults by contractors and subcontractors, the outcome of Stratus’ analysis and discussions with the insurance company and general contractor regarding responsibility for payment of costs to remediate and repair the damage caused by the water leak at The Saint George, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, including the timing and resolution of the challenges to the ETJ Law and Stratus’ ability to implement revised development plans in light of the ETJ Law and the letter from the City of Austin, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

This press release also includes EBITDA and NAV, and financial measures calculated by reference to NAV, including after-tax NAV and after-tax NAV per share, which are not recognized under accounting principles generally accepted in the U.S. (GAAP). Stratus’ management believes these measures can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Further, after-tax NAV illustrates current embedded value in Stratus’ real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus’ active development plan. EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA and after-tax NAV differently. As required by SEC rules, a reconciliation of Stratus' net income (loss) to EBITDA and of Stratus’ total stockholders’ equity to after-tax NAV in its consolidated balance sheet are included in the supplemental schedules of this press release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication relates to Stratus and the Board’s Plan of Liquidation, and may be deemed to be solicitation material. In connection with the Plan of Liquidation, Stratus intends to file a Proxy Statement with the SEC. The Proxy Statement will be sent to all stockholders of Stratus. Stratus will also file other documents regarding the Plan of Liquidation with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF STRATUS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PLAN OF LIQUIDATION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders of Stratus may obtain copies of the Proxy Statement and other documents that are filed or will be filed by Stratus with the SEC, free of charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Stratus with the SEC will also be available, free of charge, on Stratus’ website at www.stratusproperties.com or by writing to Stratus Properties Inc. at 212 Lavaca Street, Suite 300, Austin, TX 78701. Stratus includes website addresses in this press release for reference only. The information contained or referenced on Stratus’ website and other websites mentioned in this press release are not a part of this press release and are not deemed incorporated by reference into this press release or any other public filing made with the SEC.

CONTACTS
Media and Investor Contact:

William H. Armstrong III
(512) 478-5788

Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders may call toll-free: (888) 750-5830
Banks and Brokers may call collect: (212) 750-5833

PARTICIPANTS IN THE SOLICITATION
Stratus, certain of its directors, executive officers and other employees and persons may be deemed to be participants in the solicitation of proxies from Stratus’ stockholders in connection with the Plan of Liquidation and related matters. Information about Stratus’ directors and executive officers and their ownership of Stratus’ common stock is set forth in Stratus’ Definitive Proxy Statement on Schedule 14A Schedule 14A filed with the SEC on April 8, 2025, under the heading “Stock Ownership of Directors, Director Nominees and Executive Officers.” To the extent that holdings of Stratus’ securities have changed since the amounts reported in such proxy statement, the changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information about the persons who may be considered to be participants in the solicitation of Stratus’ stockholders in connection with the Plan of Liquidation, and any interest they have in the Plan of Liquidation and related matters, may be obtained by reading the Proxy Statement when it becomes available. You may obtain free copies of these documents using the sources indicated above.

A copy of this release is available on Stratus’ website, stratusproperties.com.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2025	2024
Revenues:
Real Estate Operations	$10,598	$34,887
Leasing Operations	19,316	19,296
Total revenues	29,914	54,183
Cost of sales:
Real Estate Operations	21,120	29,979
Leasing Operations	8,978	7,470
Depreciation and amortization	6,970	5,563
Total cost of sales	37,068	43,012
General and administrative expenses	14,786	14,952
Gain on sale of assets	(32,730)	(1,626)
Total	19,124	56,338
Operating income (loss)	10,790	(2,155)
Interest expense, net	(1,515)	—
Loss on interest rate cap agreements	(23)	—
Loss on extinguishment of debt	(549)	(69)
Other (loss) income, net	(618)	758
Net income (loss) before income taxes	8,085	(1,466)
Provision for income taxes	(5,281)	(442)
Net income (loss) and total comprehensive income (loss)	2,804	(1,908)
Total comprehensive loss attributable to noncontrolling interests [a]	9,178	3,864
Net income and total comprehensive income attributable to common stockholders	$11,982	$1,956

Basic net income per share attributable to common stockholders	$1.49	$0.24

Diluted net income per share attributable to common stockholders	$1.47	$0.24

Weighted-average shares of common stock outstanding:
Basic	8,035	8,059
Diluted	8,147	8,189
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$74,288	$20,178
Restricted cash	335	976
Real estate held for sale	8,476	11,211
Real estate under development	186,093	274,105
Land available for development	74,529	63,097
Real estate held for investment, net	167,471	103,723
Lease right-of-use assets	10,237	10,088
Deferred tax assets	206	153
Other assets	4,691	11,932
Assets held for sale [a]	37,102	37,143
Total assets	$563,428	$532,606

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,589	$10,061
Accrued liabilities, including taxes	10,118	7,100
Debt	142,957	162,445
Lease liabilities	16,033	15,436
Deferred gain	833	1,810
Other liabilities	4,432	5,252
Liabilities held for sale [a]	33,387	32,935
Total liabilities	216,349	235,039

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	98	97
Capital in excess of par value of common stock	202,256	200,972
Retained earnings	40,583	28,601
Common stock held in treasury	(38,451)	(34,965)
Total stockholders’ equity	204,486	194,705
Noncontrolling interests in subsidiaries	142,593	102,862
Total equity	347,079	297,567
Total liabilities and equity	$563,428	$532,606
a.The assets and liabilities of Kingwood Place have been reported as held for sale in the consolidated balance sheets for all periods presented.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2025	2024
Cash flow from operating activities:
Net income (loss)	$2,804	$(1,908)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,970	5,563
Cost of real estate sold	8,890	22,357
Loss on interest rate cap agreements	23	—
Loss on extinguishment of debt	549	69
Gain on sale of assets	(32,730)	(1,626)
Stock-based compensation	1,261	1,722
Debt issuance cost amortization	1,405	1,352
Deferred income taxes	(53)	20
Purchases and development of real estate properties	(24,811)	(29,525)
Write-off of capitalized project costs	2,880	721
Decrease (increase) in other assets	762	(43)
Increase (decrease) in accounts payable, accrued liabilities and other	2,154	(4,542)
Net cash used in operating activities	(29,896)	(5,840)

Cash flow from investing activities:
Capital expenditures	(8,145)	(29,136)
Proceeds from sale of assets, net of fees	69,710	8,586
MUD reimbursements	409	—
Payments on master lease obligations	(948)	(990)
Net cash provided by (used in) investing activities	61,026	(21,540)

Cash flow from financing activities:
Borrowings from credit facility	4,000	—
Payments on credit facility	(4,000)	—
Borrowings from project loans	64,679	73,648
Payments on project and term loans	(86,024)	(57,913)
Payment of dividends	(246)	(376)
Finance lease principal payments	(17)	(16)
Stock-based awards net payments	(336)	(376)
Purchases of treasury stock	(3,150)	(1,592)
Noncontrolling interests’ distributions	(1,845)	—
Noncontrolling interests’ contributions	50,754	3,600
Financing costs	(1,476)	(873)
Net cash provided by financing activities	22,339	16,102
Net increase (decrease) in cash, cash equivalents and restricted cash	53,469	(11,278)
Cash, cash equivalents and restricted cash at beginning of year	21,154	32,432
Cash, cash equivalents and restricted cash at end of period	$74,623	$21,154

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STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. Stratus generates revenues primarily from the sale of developed lots or homes and undeveloped land and the lease of developed retail, mixed-use and multi-family properties. Stratus has two operating segments, which are also its two reportable segments: Real Estate Operations and Leasing Operations. The Real Estate Operations segment includes properties under various stages of development: developed for sale, under development and available for development. In this segment, Stratus entitles, develops and sells properties. Properties that Stratus develops and then holds for investment become part of the Leasing Operations segment. Decisions about whether to continue to hold a property for investment or to sell it depend on various factors, including conditions in the real estate markets in which Stratus operates and the estimated fair value of the property, and are primarily driven by the objective of maximizing overall asset value.

The Real Estate Operations segment is comprised of Stratus’ real estate assets, which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Holden Hills Phases 1 and 2, Amarra multi-family and commercial land, Amarra Villas homes, an Amarra Drive lot and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (undeveloped land for additional retail space or pad sites and multi-family development at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), New Caney, Texas (New Caney) and Kingwood, Texas (a vacant retail pad site prior to its sale in first-quarter 2026), each located in the greater Houston area. The New Caney land is under contract to sell, subject to satisfaction or waiver of closing conditions. As discussed below, an offer has been received for the retail component of Jones Crossing, including the undeveloped commercial land.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint George (which was completed in second-quarter 2025 and reclassified from the Real Estate Operations segment to the Leasing Operations segment), The Saint June, the completed retail portion of Jones Crossing, and retail pad sites subject to ground leases at Jones Crossing. The segment also included Kingwood Place (including the retail pad sites subject to ground leases) prior to its sale in first-quarter 2026, the retail portion and retail pad sites subject to ground leases at Lantana Place – Retail prior to its sale in fourth-quarter 2025, West Killeen Market prior to its sale in second-quarter 2025, and the retail portion of Magnolia Place prior to its sale in third-quarter 2024. In March 2026, Stratus received an offer for the retail component, including undeveloped commercial acreage, of Jones Crossing and is negotiating a sales contract. There can be no assurance that a sales contract will be completed or a sale consummated.

Stratus’ chief operating decision maker (CODM) is the chief executive officer. The CODM primarily uses segment profit (loss), which is operating income (loss) excluding general and administrative expenses, determined consistent with the measurement principles of U.S. GAAP, to measure the performance of Stratus’ reportable segments. The segment measure of profit (loss) provides a comprehensive view of the segments’ financial performance. The CODM makes decisions about the allocation of operating and capital resources to each segment based on assessment of the performance of the two segments and considering the capital needs for new and existing projects and the objectives of Stratus’ overall business strategy. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by segment for the year ended December 31, 2025, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$10,598	$19,316	$29,914
Segment expenses:
Cost of real estate sold	(9,595)		(9,595)
Property taxes and insurance	(1,244)	(3,925)	(5,169)
Lease expense	(1,140)		(1,140)
Professional fees [b]	(4,557)		(4,557)
Maintenance and repairs		(2,031)	(2,031)
Allocated overhead costs	(2,221)		(2,221)
Property management fees and payroll		(1,202)	(1,202)
Utilities		(666)	(666)
Other segment items [c]	(2,363)	(1,154)	(3,517)
Depreciation and amortization	(200)	(6,770)	(6,970)
Gain on sale of assets [d]	—	32,730	32,730
Segment (loss) profit	(10,722)	36,298	25,576
General and administrative expenses			(14,786)
Operating income			10,790
Interest expense, net			(1,515)
Loss on interest rate cap agreements			(23)
Loss on extinguishment of debt			(549)
Other loss, net			(618)
Net income before income taxes			$8,085
Capital expenditures and purchases and development of real estate properties	$24,811	$8,145	$32,956
MUD reimbursements applied to real estate under development [e]	$—	$409	$409
a.Includes sales commissions and other revenues together with related expenses.
b.Stratus terminated a lease for a potential development project and recorded a charge of approximately $2.8 million representing previously capitalized architectural, engineering and consulting fees incurred in connection with planning and evaluating the potential project.
c.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. Stratus recorded a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by Stratus for a share of historical costs incurred to develop the land. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
d.Reflects an approximately $27.5 million pre-tax gain on the sale of Lantana Place – Retail, an approximately $5.0 million pre-tax gain on the sale of West Killeen Market and a portion of a previously deferred gain of $0.2 million related to The Oaks at Lakeway.
e.Reflects receipt of $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.

Summarized financial information by segment for the year ended December 31, 2024, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total

Revenue from unaffiliated customers	$34,887	$19,296	$54,183
Segment expenses
Cost of real estate sold	(23,894)		(23,894)
Property taxes and insurance	(1,145)	(3,066)	(4,211)
Lease expense	(1,140)		(1,140)
Professional fees [b]	(2,134)		(2,134)
Maintenance and repairs		(2,024)	(2,024)
Allocated overhead costs	(977)		(977)
Property management fees and payroll		(918)	(918)
Utilities		(478)	(478)
Other segment items [c]	(689)	(984)	(1,673)
Depreciation and amortization	(181)	(5,382)	(5,563)
Gain on sale of assets [d]	—	1,626	1,626
Segment profit	4,727	8,070	12,797
General and administrative expenses			(14,952)
Operating loss			(2,155)
Loss on extinguishment of debt			(69)
Other income, net			758
Net loss before income taxes			(1,466)
Capital expenditures and purchases and development of real estate properties	$29,525	$29,136	$58,661
a.Includes sales commissions and other revenues together with related expenses.
b.Stratus recorded a charge of $721 thousand to write off previously capitalized costs related to a change in development plans for one property.
c.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
d.Reflects a pre-tax gain on the sale of Magnolia Place – Retail of approximately $1.6 million.

Total assets by segment were as follows (in thousands):

	December 31,
	2025	2024
Real Estate Operations	$275,538	$359,296
Leasing Operations [a]	216,051	154,370
Corporate and other [b]	71,839	18,940
Total assets	$563,428	$532,606
a.Includes assets held for sale at Kingwood Place, which totaled $37.1 million at December 31, 2025, and $37.1 million at December 31, 2024. Kingwood Place was sold in January 2026.
b.Corporate and other includes cash and cash equivalents and restricted cash of $72.9 million and $18.9 million at December 31, 2025 and 2024, respectively. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets. Corporate and other also includes elimination of intersegment balances.

RECONCILIATION OF NON-GAAP MEASURES

EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net income (loss) to EBITDA follows (in thousands):

	Year Ended December 31,
	2025	2024
Net income (loss)	$2,804	$(1,908)
Depreciation and amortization	6,970	5,563
Interest expense, net	1,515	—
Provision for income taxes	5,281	442
EBITDA	$16,570	$4,097

AFTER-TAX NET ASSET VALUE

After-tax NAV estimates the market value of Stratus’ assets (gross value) and subtracts the book value of Stratus’ total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated H-E-B, LP (H-E-B) profits interests and awards under the Profit Participation Incentive Plan and Long-Term Incentive Plan, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2025 and 2024, as applicable, plus all outstanding restricted stock units. The computation of Stratus’ after-tax NAV primarily uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus’ lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Members of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:
1.the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
2.the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or
3.the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property.

Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

Stratus is a residential and retail focused real estate company and its portfolio of real estate assets includes multi-family and single-family residential and commercial real estate properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/or holding costs of comparable properties; and market capitalization and discount rates. The values for Kingwood Place, the retail component of Jones Crossing and one of the Amarra Villas homes as of December 31, 2025, were based on the prices in the respective sales contracts or offer, in the case of Jones Crossing, rather than appraised values.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, inflation, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither Stratus nor the appraiser verifies. Stratus reviews the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but Stratus does not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for its common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus’ common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus’ shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus’ common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation, including pursuant to the Plan of Liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus’ common stock. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus’ total stockholders’ equity, the most comparable GAAP measure, to after-tax NAV (in millions).

	December 31,
	2025	2024
Total stockholders’ equity	$204.5	$194.7
Less: Total assets	(563.4)	(532.6)
Add: Noncontrolling interest in subsidiaries	142.6	102.9
Total liabilities	(216.3)	(235.0)
Add: Gross value of assets	675.8	692.6
Lease liabilities	16.1	15.4
Less: Deferred financing costs presented in liabilities	(1.2)	(1.8)
21% corporate tax on built-in gain	(15.3)	(27.4)
Value attributable to third party ownership	(148.1)	(112.0)
Estimated H-E-B profits interests and Profit Participation Incentive Plan and Long-Term Incentive Plan awards	(0.2)	(1.3)
Rounding	(0.1)	—
After-tax NAV	$310.7	$330.5